Bausch & Lomb Incorporated

                          Exhibit 10-B

             Management Incentive Compensation Plan

Article 1. Establishment, Objectives, and Duration
     1.1. Establishment of the Plan. Bausch & Lomb Incorporated, a New York corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Bausch & Lomb Incorporated Management Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Incentive Awards to certain executives of the Company.

     Subject to approval by the Company's shareholders, the Plan shall become effective as of January 1, 1998 (the "Effective
Date") and shall remain in effect as provided in Section 1.3 hereof.

     1.2. Purpose of the Plan. The Plan is intended to allow for the grant of Incentive Awards to certain executives of the Company which comply with the requirements of Code Section
162(m).

     1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof and shall remain in effect, subject to the right of the Board of Directors, to amend the Plan at any time pursuant to Article 10 hereof, until terminated by the Board of Directors in accordance with
Article 10.

Article 2. Definitions.
     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1. "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

     2.2. "Award" means, individually or collectively, a grant of Incentive Awards under this Plan.

     2.3. "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.4. "Board" or "Board of Directors" means the Board of Directors of the Company.

     2.5. "Bonus Pool" shall mean the pool of funds described in
          Section 5.2 from which Incentive Awards shall be paid.

     2.6. "Bonus Pool Percentage" shall mean the percentage ascribed to each eligible Participant under Section
          5.1.

     2.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     2.8. "Committee" means the Committee on Management of the Board of Directors, or any other committee appointed by the Board to administer Awards under the Plan.

     2.9. "Company" means Bausch & Lomb Incorporated, a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in
          Article 12 herein.

     2.10."Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
          Section 162(m), or any successor statute.

     2.11."Director" means any individual who is a member of the Board of Directors of the Company or any Subsidiary or Affiliate.

     2.12."Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

     2.13."Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.14."Executive Officer" means any executive officer of the Company who is also an Insider of the Company.

     2.15."Incentive Award" means an Award granted to a Participant, as described in Article 5 herein.

     2.16."Insider" shall mean an individual who is, on the relevant date, an executive officer, director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     2.17."Participant" means an Executive Officer who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

     2.18."Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.19."Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.20."Plan Year" shall mean the Company's fiscal year, unless otherwise designated by the Committee.

     2.21."Subsidiary" means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest.

Article 3. Administration
     3.1. General. The Plan shall be administered by the Committee on Management of the Board of Directors, or by any other Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

     3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Executive Officers who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 9 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

     3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Executive Officers, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation
     4.1. Eligibility and Participation. Only Executive Officers are eligible to participate in the Plan.

     4.2. Partial Year Participation/Change in Status. Subject to the provisions of the Plan, in the event an Executive Officer becomes eligible to participate in the Plan or has a change in status which makes such individual eligible for participation or changes his or her eligibility in any way after the commencement of a Plan Year, the Committee may, in its discretion, allow such individual to receive Awards under the Plan on such terms as it so designates.

Article 5. Incentive Awards
     5.1. Grant of Incentive Awards. Subject to the terms of the Plan, the Committee may designate Executive Officers of the Company to receive Incentive Awards under the Plan. Incentive Awards shall be made from a Bonus Pool established for each Plan Year. The Committee shall allocate a Bonus Pool Percentage to each applicable Participant for each Plan Year. Such allocation shall be made within ninety (90) days of the commencement of the Plan Year. In no event may the Bonus Pool Percentage for any one individual Participant exceed thirty percent (30%) of the total Bonus Pool. In addition, the sum of all Participants' applicable Bonus Pool Percentages shall not exceed one hundred percent (100%) of the Bonus Pool.

     5.2. Determination of Bonus Pool. The Bonus Pool shall be an amount equal to five percent (5%) of the Company's operating earnings for the Plan Year. The Bonus Pool amount for each Plan Year shall be determined by the Committee as soon as practicable following the close of such Plan Year.

     5.3. Determination of Incentive Awards. As soon as possible after the final Bonus Pool amount can be determined, the Committee shall determine each Participant's allocated amount of the Bonus Pool by multiplying the final Bonus Pool amount for the Plan Year by each Participant's Bonus Pool Percentage. A Participant's Incentive Award shall then be determined based on the Participant's allocated portion of the Bonus Pool, as reduced in the sole discretion of the Committee. In no event, however, may a Participant's allocated portion of the Bonus Pool be increased as a result of a reduction of any other Participant's allocated portion. In reducing a Participant's Incentive Award, the Committee may consider any such factors it determines applicable.

     5.4. Payment of Incentive Awards. Payment of Incentive
Awards shall be made in such form and at such time or times as designated by the Committee.

     5.5. Partial Awards. In the event a Participant ceases employment because of death, disability, or retirement prior to the date which the Committee determines Incentive Awards under the Plan for any Plan Year, the Committee may, but need not, provide for the partial or full payment of an Incentive Award for the year of termination and any Incentive Award from any prior Plan Year which has not yet been paid out. Unless otherwise specified by the Committee, Participants who terminate employment for reasons other than death, disability, or retirement prior to the date the Committee determines the Incentive Awards under the Plan will not be eligible to receive an Incentive Award for the year of termination or any payout of any Incentive Awards from a prior Plan Year which has not yet been paid out.

     5.6. Nontransferability. Except as otherwise provided by the Committee, Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant's legal representative.

Article 6. Beneficiary Designation.
     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 7. Deferrals
     The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Incentive Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 8. Rights of Executive Officers
     8.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     8.2. Participation. No Executive Officer shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future
Award.

Article 9. Amendment, Modification, and Termination
     9.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule, if such amendment were not approved by shareholders, shall not be effective unless and until such approval of shareholders of the Company is obtained.

     9.2. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 10. Withholding
     The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 11. Indemnification
     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 12. Successors
     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 13. Legal Construction
     13.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     13.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     13.3. Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.4. Governing Law. To the extent not preempted by federal law, the plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.